Exhibit 3.13

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

WISE RECYCLING, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of Wise Recycling, LLC, a Maryland limited liability company (the “Company”), is made effective as of the close of business on the 30th day of June, 2003 (the “Effective Date”) by and among Wise Metals Group LLC, a Delaware limited liability company (“Wise Metals” or the “Member”) and the Company.

RECITALS

A.	On January 20, 1998, the Company was formed as a Maryland limited liability company pursuant to the Maryland Limited Liability Company Act, 4A Md. C. §4A-101, et seq., as amended from time to time (the “Act”); and

B.	Pursuant to an Amended and Restated Limited Liability Company Operating Agreement dated as of January 21, 1998 (the “Operating Agreement”), Gerald M. David (“David”) and Wise Metals capitalized the Company with cash contributions respectively of FIVE THOUSAND ($5,000) U.S. DOLLARS and FOUR HUNDRED NINETY-FIVE THOUSAND ($495,000) U.S. DOLLARS; and

C.	Pursuant to an Asset Purchase Agreement executed February 27, 1998, the Company purchased for SEVEN MILLION ONE HUNDRED FIFTY THOUSAND ($7,150,000) U.S. DOLLARS (as adjusted) substantially all of the U.S. assets of the Recycling Division of Reynolds Metals Company other than the Western Region assets; and

D.	Pursuant to a series of Amendments to the Operating Agreement dated as of (i) December 22, 1998, (ii) June 15, 1999, (iii) January 20, 2000, and (iv) April 13, 2001, respectively, David resigned as a member of the Company, and Wise Metals and Tomra of North America, Inc. (“TNA”) were, immediately prior to the Effective Date, the sole members of the Company.

E.	Pursuant to a Redemption Agreement dated as of the Effective Date, the Company has redeemed all of the interest in the Company formerly held by Tomra of North America, Inc.

F.	Wise Metals, as the sole Member of the Company from and after the Effective Date, now wishes to amend and restate the Operating Agreement in its entirety as set forth herein below.

The parties hereto, desiring to be legally bound, hereby agree as follows:

1. Name. The name of the limited liability company is Wise Recycling, LLC.

2. Certificates. The Member, as authorized persons, within the meaning of the Act, shall execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose.

a. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

b. Notwithstanding the generality of the foregoing, and without any limitation thereof, a purpose of the Company shall be to provide professional services as hereinafter described and to engage in any and all activities, necessary, convenient or incidental to the foregoing. Professional services shall include acting as trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity in any part of the world unless the Company is proscribed from so acting by any lawful enactment, regulation or other instrument issued by a sovereign, national or state government or other competent authority, including, without limitation, the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b. act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f. invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with any of the Members, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j. enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located at 857 Elkridge Landing Road, Suite 600, Linthicum, MD 21090, or at such other location as may hereafter be determined by the Members.

6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Maryland is CSC - Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

8. Members. The name and the mailing address of the Members are as follows:

Name	Address
Wise Metals Group, LLC	857 Elkridge Landing Road,
Suite 600, Linthicum, MD 21090

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being members of the Company.

10. Capital Contributions. The Members have contributed the amount of United States Dollars to the Company as listed on Schedule A attached hereto as its initial capital contribution.

11. Additional Contributions. The Members are not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company at such Member’s discretion.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contribution(s) of each Member.

13. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated to the Members in the same proportion as each Member’s then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or other applicable law.

14. Management. In accordance with the Act, management of the Company shall be vested in the Members. The Members shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Maryland.

15. Officers. The Members may, from time to time as they deem advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Members decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, including, without limitation, entering into agreements or contracts of any lawful nature or purpose on behalf of the Company. Any delegation pursuant to this Section 15 may be revoked at any time by the Members. The initial Officers are as follows:

Danny Mendelson	President

Gary R. Curtis	Vice President

James C. Tierney	Secretary and Treasurer

The Members may remove or replace any Officer or create or terminate any office in their discretion.

16. Other Business. The Members and any person or entity affiliated with a Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification. Neither a Member nor any officer of the Company shall be liable to the Company, any other entity or any person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that such person shall be liable for any such loss, damage or claim incurred by reason of such person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, a Members or officer of the Company shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that such person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and such person seeking indemnification shall not have personal liability on account thereof.

18. Assignments. A Member, in his or her discretion, may assign in whole or in part such Member’s limited liability company interest. If a Member transfers all or part of his or her interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company, if such transferor Member assigned all of his or her interest in the Company pursuant to this Section. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 21(a)(iii).

19. Resignation. A Member may resign from the Company at such Member’s discretion. If a Member resigns pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 20, upon such additional member’s execution of an instrument signifying his or her agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 21(a)(iii).

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Members and any other members already admitted to the Company pursuant to this Section and Section 19.

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the majority of Members and any other members appointed pursuant to Section 20 above, (ii) the death, retirement, resignation, expulsion, or bankruptcy of a Member or any other other member appointed pursuant to Section 20 or the occurrence of any other event which terminates the continued membership of a member unless the business of the Company is continued by the consent of all of the remaining members of the Company within ninety (90) days following the occurrence of any such event, or (iii) the entry of a decree of judicial dissolution.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Maryland (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members together with any other members admitted to the Company pursuant to Section 20.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement effective as of the date first above written.

MEMBER:

WISE METALS GROUP, LLC

By:	/s/ Danny Mendelson
Name:	Danny Mendelson
Title:	Executive vice president

COMPANY:

WISE RECYCLING, LLC

By:	/s/ Danny Mendelson
Name:	Danny Mendelson
Title:	President and Secretary

SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

OF

WISE RECYCLING, LLC

Members

Name	Mailing Address	Capital Contributions	Percentage Interest
Wise Metals Group, LLC	857 Elkridge Landing Road, Suite 600, Linthicum, MD 21090	—	100%